SWM ANNOUNCES SENIOR LEADERSHIP CHANGES

(ALPHARETTA, GA) July 5, 2016 - Schweitzer-Mauduit International, Inc. (NYSE: SWM), announced today Daniel (“Dano”) Lister joined SWM as Executive Vice President, Advanced Materials & Structures (AMS), reporting to Chairman and Chief Executive Officer Frédéric Villoutreix. Don Meltzer, who previously held this position, will continue to provide support to AMS for strategic initiatives as head of AMS Strategy in connection with this transition.

In this role, Mr. Lister will assume day-to-day operations and leadership of the AMS business unit. Dano is an accomplished global business leader, with broad experience in the packaging, chemical and lubricant industries. He brings tremendous operational, sales and marketing, and business development experience, working in the Americas, Europe, Middle East, Africa and Asia/Pacific. Most recently, Dano served as the Division President, Flexible Products and Services at Greif, Inc., a world leader in industrial packaging products and services for a wide range of industries. Dano joined Greif in 2005 as a Vice President and General Manager, managing a $300 million business unit, and progressed repeatedly during his tenure, holding numerous leadership roles. Prior to his work with Greif, Dano worked for several years with Dow Chemical, serving in business development roles and, ultimately, as President of Dow BioProducts.

SWM Chairman and Chief Executive Officer Frédéric Villoutreix commented, “We thank Don for his many contributions in developing our Advanced Materials & Structures platform. His guidance has been instrumental in forging a solid foundation for an integrated AMS segment. As we continue to pursue our growth agenda, we are excited to add Dano to our executive team. His track record managing growth-oriented businesses, focusing on customers, and building high-performing teams aligns well with SWM’s growth objectives and culture. With these appointments, AMS is well-positioned to meet the increasing demands of the diverse end-segments we serve, and I look forward to accelerated progress towards our AMS growth objectives.”

About SWM

SWM is a leading global provider of highly engineered solutions and advanced materials for a variety of industries. Historically, SWM primarily served the tobacco industry, which remains a key focus.  However, SWM also manufactures specialty papers for other applications and is executing a strategic transformation to diversify its product portfolio.  SWM's Advanced Materials & Structures segment, which focuses on resin-based rolled goods, includes DelStar Technologies, acquired in 2013, Argotec in late 2015, and other recent acquisitions.  These acquisitions expanded the Company's product portfolio and end segments served to include filtration, surface protection, medical and industrials.  SWM and its subsidiaries conduct business in over 90 countries and employ approximately 3,100 people worldwide, with operations in the United States, United Kingdom, Canada, France, Luxembourg, Russia, Brazil, Poland and China, including two joint ventures.  For further information, please visit SWM's Web site at www.swmintl.com.

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Web site: http://www.swmintl.com